United States securities and exchange commission logo





                      July 9, 2021

       Chris Chang Yu
       Chairman of the Board of Directors and Chief Executive Officer AnPac Bio-Medical Science Co., Ltd.
       801 Bixing Street, Bihu County
       Lishui, Zhejiang Province 323006
       The People   s Republic of China

                                                        Re: AnPac Bio-Medical
Science Co., Ltd.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2020
                                                            Filed April 30,
2021
                                                            File No. 001-39137

       Dear Mr. Yu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences